SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2003

ENGELHARD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8142	22-1586002
(State of other jurisdiction of incorporation)	(Commission File Number	(I.R.S. Employer Identification No.)

101 Wood Avenue, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including are code (732) 205-5000

Item 7.   Financial Statements and Exhibits.

(c)	The following exhibit is furnished as a part of this report:

Exhibit No.	Description
99.1	Press Release, dated April 29, 2003, relating to Engelhard Corporation's earnings release for the first quarter of 2003.

Item 9.   Regulation FD Disclosure (and Item 12. Results of Operations and Financial Condition).

On April 29, 2003, Engelhard Corporation (the "Company") issued a press release announcing its earnings for its first quarter of fiscal year 2003. A copy of the release is furnished herewith as Exhibit 99.1. The attached press release includes non-GAAP financial measures of net earnings and diluted earnings per share before cumulative effect of a change in accounting principle, net of tax - as adjusted and segment operating earnings, and includes a reconciliation to the most comparable GAAP measure. Management believes that this presentation provides useful information to investors because it better reflects the core earnings of the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENGELHARD CORPORATION
(Registrant)

Date:	April 29, 2003	/s/ Michael A. Sperduto
Michael A. Sperduto
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 29, 2003, relating to Engelhard Corporation's earnings release for the first quarter of 2003.

EXHIBIT (99.1)

News	Contact Ted Lowen (Media) 732-205-6360 Peter Martin (Investor Relations) 732-205-6106 Ref. #C______ Engelhard Corporation 101 Wood Avenue P.O. Box 770 Iselin, NJ 08830-0770

For immediate release

ENGELHARD REPORTS FIRST-QUARTER RESULTS

ISELIN, NJ, April 29, 2003 - Engelhard Corporation (NYSE: EC) today reported net earnings for the first quarter ended March 31 of $56.7 million, or 44 cents per share, compared with $52.4 million, or 40 cents per share, for the same period a year ago.

       The current quarter included an after-tax benefit of 14 cents per share related to a previously reported $38 million settlement of a royalty-sharing dispute. The quarter also included charges totaling four cents per share primarily related to additional productivity actions and two cents per share to record the cumulative effect of a recent change in an accounting principle (Statement of Financial Accounting Standards No. 143), which impacted the timing of mining-reclamation expense.

       First-quarter sales were $830 million compared with $1.0 billion a year ago, which reflected continuing lower volumes and prices of platinum group metals, which are passed through to customers.

       "Our operating results were in line with estimates before special items," said Barry W. Perry, chairman and chief executive officer. "We continue to take actions to improve productivity and drive value-added, technology-based growth platforms into new markets. We believe these actions will enable the company to post modestly improved earnings again this year even without significant improvement in underlying market conditions from an economic recovery."

       Mr. Perry said proceeds from the royalty settlement are being used in the second quarter to accelerate the company's share-repurchase program. He also indicated that the company plans to take a second quarter charge amounting to approximately $9 million, or five cents per share, which will provide for the remaining lease cost for minerals storage facilities no longer needed because of 2002 productivity initiatives.

      Contributions from new growth platforms and productivity actions taken in the first half of 2003 will help offset inflationary headwinds and energy costs, thereby enabling full-year earnings growth for the company's technology segments, Mr. Perry added.

       "Our financial condition remains among the best-in-class based on high free cash flow, mid-teens return on invested capital and net debt at a seven-year low," Mr. Perry said.

First-Quarter Operating Results

       Operating earnings from Environmental Technologies decreased 38% to $24.6 million, which includes a $5.3 million charge in the current year's quarter and the reversal of a $4.9 million warranty accrual that favorably impacted the prior-year period. Excluding those items, operating earnings decreased 14% to $29.8 million. Sales rose 30% to $214 million on increased revenue from mobile environmental market applications. More than half the increase in sales resulted from the higher pass-through cost of substrates to those markets.

      The segment's earnings decline resulted from a difficult comparison with an exceptionally strong year-ago quarter in the energy market and lower demand from the aerospace industry, which were partly offset by improved results from mobile market applications.

       Operating earnings from Process Technologies declined 21% to $13.5 million, which includes a productivity-related charge of $2.6 million in the current quarter. Excluding that charge, operating earnings declined 6% to $16.1 million. Sales rose 3% to $119 million. The impact of continuing weak demand from core chemical-process markets was partially offset by demand for new technologies offered to the petroleum refining, polyolefin and gas-to-liquids markets.

       Operating earnings from Appearance and Performance Technologies rose 23% to $18.6 million, while sales rose 4% to $159 million. A combination of increased sales to markets for effects and colors, favorable product mix and volumes to specialty mineral-based markets and benefits from continuing productivity efforts led to the solid results in spite of $3 million of higher energy costs.

       Operating earnings from Materials Services declined 56% to $4 million, and sales were off 41% to $329 million. The lower results continued to reflect reduced industrial demand for platinum group metals and recycling services.

       Engelhard Corporation is a surface and materials science company that develops technologies to improve customers' products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

       Forward-looking statements: This document contains forward-looking statements in management's comments. There are a number of factors that could cause Engelhard's actual results to vary materially from those projected in the forward-looking statements. For a more thorough discussion of these factors, please refer to page 26 of Engelhard's 2002 Form 10-K, dated March 25, 2003.

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2003		2002
Net sales	$830,439		$1,001,821
Cost of sales	680,878		841,129
Gross profit	149,561		160,692
Selling, administrative and other expenses	92,169		87,611
Special credit, net	(19,780)		-
Operating earnings	77,172		73,081
Equity in earnings of affiliates	5,637		3,662
Interest expense, net	(5,557)		(6,920)
Earnings before income taxes	77,252		69,823
Income tax expense	18,317		17,456
Net earnings before cumulative effect of a change
in accounting principle, net of tax	58,935	(A)	52,367
Cumulative effect of a change in accounting
principle, net of tax of $1,390	(2,269)		-
Net earnings	$56,666		$52,367
Earnings per share - basic: Earnings before cumulative effect of a change in accounting principle	$0.46		$0.41
Cumulative effect of a change in accounting
principle, net of tax	(0.02)		-
Earnings per share - basic	$0.44		$0.41
Earnings per share - diluted: Earnings before cumulative effect of a change in accounting principle	$0.46	(A)	$0.40
Cumulative effect of a change in accounting
principle, net of tax	(0.02)		-
Earnings per share - diluted	$0.44		$0.40
Cash dividends paid per share	$0.10		$0.10
Average number of shares outstanding - basic	126,882		128,794
Average number of shares outstanding - diluted	128,121		131,594
Actual number of shares outstanding	126,941		129,703

(A) Excluding certain items reported in 2003, Engelhard would have reported net earnings of $46.9 million and diluted earnings per share of $0.37 for the quarter ended March 31, 2003. Management believes the amounts as adjusted better reflect the core earnings of the Company. The following table reconciles the Company's net earnings and diluted earnings per share as reported with net earnings and diluted earnings per share as adjusted (in millions, except per share amounts):

	Net Earnings	Earnings Per Share
Net earnings before cumulative effect of a change in accounting principle, net of tax - as reported	$58.9	$0.46
Research Corporation royalty settlement	(17.6)	(0.14)
Special charges	5.6	0.04
Net earnings before cumulative effect of a change in accounting principle, net of tax - as adjusted	$46.9	$0.37	(B)

(B) - Amounts do not add due to rounding.

Had compensation cost for Engelhard's stock option plans been determined based on the fair value at grant date consistent with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," (assuming this standard was adopted on its effective date of October 1995), Engelhard would have reported net earnings and diluted earnings per share as follows:

	Three Months Ended March 31,
Pro forma information (in thousands, except per share data)	2003	2002
Net earnings - as reported	$56,666	$52,367
Net earnings - pro forma	55,252	50,799
Diluted earnings per share - as reported	0.44	0.40
Diluted earnings per share - pro forma	0.43	0.39

ENGELHARD CORPORATION
BUSINESS SEGMENT INFORMATION
(Thousands)
(Unaudited)

	Three Months Ended March 31,
	2003		2002	Change
Net Sales Environmental Technologies	$213,540		$164,441	30%
Process Technologies	118,520		115,445	3%
Appearance and Performance Technologies	159,196		152,370	4%
Technology segments	491,256		432,256	14%
Materials Services	328,957		560,729	-41%
All other	10,226		8,836	16%
Total net sales	$830,439		$1,001,821	-17%
Operating Earnings Environmental Technologies	$24,577	(A)	$39,662	-38%
Process Technologies	13,520	(B)	17,069	-21%
Appearance and Performance Technologies	18,583		15,130	23%
Technology segments	56,680		71,861	-21%
Materials Services	4,453		10,178	-56%
All other	16,039	(C)	(8,958)	279%
Total operating earnings	77,172		73,081	6%
Equity in earnings of affiliates	5,637		3,662	54%
Interest expense, net	(5,557)		(6,920)	-20%
Earnings before income taxes	77,252		69,823	11%
Income tax expense	18,317		17,456	5%
Net earnings before cumulative effect of a change
in accounting principle, net of tax	58,935		52,367	13%
Cumulative effect of a change in accounting
principle, net of tax of $1,390	(2,269)		-	-
Net earnings	$56,666		$52,367	8%

(A) - Includes a $5.3 million restructuring charge.

(B) - Includes a $2.6 million restructuring charge.

(C) - Includes a $28.4 million royalty settlement gain and a Corporate $0.8 million restructuring charge.

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)
(Unaudited)

	March 31, 2003	December 31, 2002
Cash	$129,818	$48,246
Receivables, net	346,922	380,270
Committed metal positions	705,507	615,441
Inventories	434,546	427,162
Other current assets	89,516	94,922
Total current assets	1,706,309	1,566,041
Investments	139,180	136,804
Property, plant and equipment, net	852,330	860,475
Goodwill	271,920	272,353
Other intangible and noncurrent assets	186,139	185,041
Total assets	$3,155,878	$3,020,714
Short-term borrowings	$376,250	$348,749
Accounts payable	181,759	225,045
Hedged metal obligations	642,925	537,243
Other current liabilities	283,345	275,250
Total current liabilities	1,484,279	1,386,287
Long-term debt	246,193	247,805
Other noncurrent liabilities	312,575	309,455
Shareholders' equity	1,112,831	1,077,167
Total liabilities and shareholders' equity	$3,155,878	$3,020,714

ENGELHARD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities
Net earnings	$56,666	$52,367
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	31,202	25,572
Amortization of intangible assets	810	899
Equity results, net of dividends	(5,637)	(3,662)
Net change in assets and liabilities:
Materials Services related	(60,286)	(16,158)
All other	10,786	14,540
Net cash provided by operating activities	33,541	73,558
Cash flows from investing activities
Capital expenditures	(15,384)	(19,899)
Proceeds from investments	6,611	-
Acquisitions and other investments	-	(400)
Net cash used in investing activities	(8,773)	(20,299)
Cash flows from financing activities
Increase/(decrease) in short-term borrowings	27,501	(10,159)
Increase in hedged metal obligations	61,850	12,217
Repayment of long-term debt	(111)	(80)
Purchase of treasury stock	(23,805)	(45,063)
Cash from exercise of stock options	2,635	29,156
Dividends paid	(12,734)	(12,988)
Net cash provided by/(used in) financing activities	55,336	(26,917)
Effect of exchange rate changes on cash	1,468	(1,498)
Net increase in cash	81,572	24,844
Cash at beginning of year	48,246	33,034
Cash at end of period	$129,818	$57,878